Exhibit (e)
DIVIDEND REINVESTMENT PLAN
Robinhood Ventures Fund I (the “Fund”), hereby adopts the following Dividend Reinvestment Plan (the “Plan”) with respect to distributions declared by its Board of Trustees (the “Board”), on its shares of beneficial interest (the “Shares”):
1. Participation; Agent. The Fund’s Plan is available to shareholders of record of the Shares (the “Shareholders”). Equiniti Trust Company, LLC (the “Plan Administrator”), acting as agent for each participant in the Plan, will apply dividends or other distributions (each, a “Distribution” and collectively, “Distributions”), net of any applicable U.S. federal withholding tax thereon, that become payable to such participant on Shares (including Shares held in the participant’s name and Shares accumulated under the Plan), to the purchase of additional whole and fractional Shares of the same class for such participant.
2. Eligibility and Election to Participate. Participation in the Plan is limited to registered owners of Shares. The Fund’s Board reserves the right to amend or terminate the Plan. Shareholders automatically participate in the Plan, unless and until an election is made to withdraw from the Plan on behalf of a participating Shareholder. If participating in the Plan, a Shareholder is required to include all of the Shares owned by such Shareholder in the Plan.
3. Share Purchases. When the Fund declares a Distribution, the Plan Administrator, on the Shareholder’s behalf, will receive additional authorized Shares from the Fund either newly issued or purchased from Shareholders on the open market by the Plan Administrator and held as treasury Shares. If, on the Distribution payment date, the Fund’s net asset value per Share (“NAV”) is equal to or less than the market price per Share on the New York Stock Exchange (“NYSE”) plus estimated brokerage commissions (such condition being referred to as a “market premium”), the Plan Administrator will invest the Distribution amount in newly issued Shares on behalf of the Shareholder. The number of Shares to be received when Distributions are reinvested will be determined by dividing the dollar amount of the Distribution by the Fund’s NAV per Share or NAV per Share of the applicable class, as applicable, on the date the Shares are issued, unless the Fund’s NAV is less than 95% of the then-current market price per Share, in which case the dollar amount of the Distributions will be divided by 95% of the then-current market price per Share on the NYSE. If on the Distribution payment date the Fund’s NAV is greater than the market price per Share on the NYSE, the Plan Administrator will invest the Distribution amount in Shares acquired on behalf of the Shareholder on the open market. There will be no sales load charged on Shares issued to a Shareholder under the Plan. All shares purchased under the Plan will be held in the name of each participant. In the case of Shareholders, such as banks, brokers or nominees, that hold Shares for others who are beneficial owners participating under the Plan, the Plan Administrator will administer the Plan on the basis of the number of Shares certified from time to time by the record Shareholder as representing the total amount of Shares registered in the Shareholder’s name and held for the account of beneficial owners participating under the Plan.
4. Timing of Purchases. The Fund expects to issue Shares pursuant to the Plan immediately following each Distribution payment date, and the Plan Administrator will make every reasonable effort to reinvest all Distributions on the day the Distribution is paid (except where necessary to comply with applicable securities laws) by the Fund. If, for any reason beyond the control of the Plan Administrator, reinvestment of the Distributions cannot be completed within 30 days after the applicable Distribution payment date, funds held by the Plan Administrator on behalf of a participant will be distributed to that participant.
5. Account Statements. The Plan Administrator will maintain all Shareholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by Shareholders for personal and tax records. The Plan Administrator will hold Shares in the account of the Shareholders in non-certificated form in the name of the participant, and each Shareholder’s proxy, if any, will include those Shares purchased pursuant to the Plan. The Plan Administrator will confirm to each participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. No less frequently than quarterly, the Plan Administrator will provide to each participant an account statement showing the Distribution, the number of shares purchased with the Distribution, and the year-to-date and cumulative Distributions paid.
6. Expenses. There will be no direct expenses to participants for the administration of the Plan. There is no direct service charge to participants with regard to purchases under the Plan; however, the Fund reserves the right to amend the Plan to include a service charge payable by the participants. All fees associated with the Plan will be paid by the Fund.
7. Taxation of Distributions. The reinvestment of Distributions does not relieve the participant of any federal, state or local income tax which may be payable (or required to be withheld) on such Distributions. As soon as practicable after the end of each calendar year, the Plan Administrator will provide a statement on the IRS Form 1099-DIV (or successor form), identifying the amount and character (e.g., ordinary dividend income, qualified dividend income or long-term capital gain) of the distributions includable in Shareholders’ taxable income for such year. Shareholders that hold their Shares in the Fund through a financial intermediary will receive this information from such financial intermediary.
8. Voting of Shares. Shares issued pursuant to the Plan will have the same voting rights as the Shares issued pursuant to the Fund’s public offering.
9. Absence of Liability. Neither the Fund nor the Plan Administrator shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither the Fund nor the Plan Administrator shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a participant’s account promptly upon receipt of written notice of such participant’s death, or (b) with respect to prices at which Shares are purchased or sold for the participant’s account and the terms on which such purchases and sales are made. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED.
10. Termination/Withdrawal of Participation. A Shareholder who does not wish to have Distributions automatically reinvested may terminate or withdraw participation in the Plan at any time by written instructions to that effect to the Plan Administrator. Such written instructions must be received by the Plan Administrator three (3) days prior to the record date of the Distribution or the Shareholder will receive such Distribution in Shares through the Plan. Although a Shareholder may from time to hold a fractional interest in a Share of the Fund, and distributions on fractional Shares will be credited to the Shareholder’s account, no fractional shares will be transferred. In the event of termination of a Shareholder’s account under the Plan, the Plan Administrator will either (i) continue to hold the Shares in book-entry form, or (ii) transfer a whole number of Shares to a financial intermediary as directed by the Shareholder; in either case disbursing to the Shareholder an amount of cash equal to the value of any fractional shares held, valued at the market value of the Fund’s shares at the time of termination.
11. Amendment, Supplement, Termination, and Suspension of Plan. This Plan may be amended, supplemented, or terminated by the Fund at any time in its sole and absolute discretion. The amendment or supplement shall be filed with the Securities and Exchange Commission as an exhibit to a subsequent appropriate filing made by the Fund and shall be deemed to be accepted by each participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of termination of the participant’s account. Amendment may include an appointment by the Fund, or the Plan Administrator with the approval of the Fund, of a successor agent, in which event such successor shall have all of the rights and obligations of the Plan Administrator under this Plan. The Fund may suspend the Plan at any time without notice to the participants.
12. Governing Law. This Plan and the authorization form signed by the participant (which is deemed a part of this Plan) and the participant’s account shall be governed by and construed in accordance with the laws of the State of New York.